Exhibit 99.1

April 12, 2024

Cornerstone Financial Corporation

6000 Midlantic Drive, Suite 120S

Mount Laurel, NJ 08054

Re: Fairness Opinion Consent

To whom it may concern,

We hereby consent to the inclusion of our opinion letter to the board of directors of Cornerstone Financial Corporation (“Cornerstone”) as an Annex to the Form S-4, relating to the proposed merger of Cornerstone with Princeton Bancorp, Inc. described in the Form S-4, and to the references to our firm and such opinion in such Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Form S-4 within the meaning of the term “experts” as used in the Act or the Regulations.

Very truly yours,

JANNEY MONTGOMERY SCOTT LLC